Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

We hereby consent to incorporation by reference in the Registration Statement, no. 333-148943 filed on Form S-8 of our report dated September 28, 2010, relating to the consolidated financial statements of Shengtai Pharmaceutical, Inc. and subsidiaries appearing in form 10-K for the period ended June 30, 2010.

Kabani & Company, Inc., Inc.
Certified Public Accountants

Los Angeles, California
September 28, 2010